Exhibit 2.2

Execution Copy

AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of September 28, 2009, is entered into among PartnerRe Ltd., a Bermuda exempted company (“Parent”), and the other parties hereto.

W I T N E S S E T H :

WHEREAS, Parent and the other parties hereto are the parties to that certain Securities Purchase Agreement dated as of July 4, 2009 (as amended by Amendment No. 1 thereto, the “Block Purchase Agreement”), which contemplates, as a first step in Parent acquiring the Company, the acquisition by Purchaser of all of the Company Shares and Company Warrants owned by the Sellers;

WHEREAS, simultaneously with entering into the Block Purchase Agreement, Parent entered into the Transaction Agreement with the Company and Purchaser, pursuant to which, among other things, Parent has agreed to cause Purchaser to commence an exchange offer following the Closing for all of the outstanding Company Shares and Company Warrants not owned by Purchaser and, provided that Purchaser and its Affiliates own at least 90% of the outstanding Company Shares following consummation of the exchange offer, the merger of the Company with and into Purchaser as soon as practicable thereafter;

WHEREAS, the parties to the Transaction Agreement are entering into Amendment No. 1 to the Transaction Agreement (the “Transaction Agreement Amendment”) contemporaneously with this Amendment to amend the Transaction Agreement to, among other things and subject to certain conditions therein, eliminate the requirement that Purchaser make the exchange offer following the Closing, and instead provide for the acquisition of the remaining outstanding Company Shares not owned by Purchaser and its Affiliates following the Closing by means of a merger of the Company with and into Purchaser on the terms and subject to the conditions set forth in the Transaction Agreement Amendment;

WHEREAS, the parties to the Block Purchase Agreement desire to amend certain provisions of the Block Purchase Agreement impacted by the structural changes to the Transaction Agreement; and

WHEREAS, in accordance with Section 11.02 of the Block Purchase Agreement, the parties hereto wish to effect the amendments to the Block Purchase Agreement provided hereunder.

NOW, THEREFORE, the Block Purchase Agreement is amended as follows:

1. Definitions; References.  All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Block Purchase Agreement, and each reference in the Block Purchase Agreement to “this Agreement”, “hereof”, “herein”, “hereunder” or “hereby” and each other similar reference shall be deemed to refer to the Block Purchase Agreement as amended hereby and as previously amended by Amendment No. 1 thereto. Each reference to the “the date hereof”, “the date of this Agreement” and each other similar reference contained in the Block Purchase Agreement shall refer to July 4, 2009.  Each reference to “Transaction Agreement” shall refer to the Transaction Agreement as amended by the Transaction Agreement Amendment.

2. Closing.  Notwithstanding anything in Section 2.02(a) of the Block Purchase Agreement to the contrary, so long as a Non-Acceleration Event (as defined in the Transaction Agreement Amendment) shall not have occurred, the Closing shall occur on the later to occur of (a) October 2, 2009 and (b) one Business Day after all conditions set forth in Article 8 of the Block Purchase Agreement are satisfied or waived (other than those conditions that by their nature cannot be satisfied until or immediately prior to the Closing); provided that if a Non-Acceleration Event shall have occurred prior to the Closing, the provisions of this Section 2 shall be inapplicable and the provisions of Section 2.02(a) of the Block Purchase Agreement shall apply without regard to this Section 2.

3. Amendment to Exhibit E.  Exhibit E to the Block Purchase Agreement is hereby amended and restated in its entirety as set forth in Exhibit E attached hereto.

4. Subsequently Acquired Company Shares or Company Warrants.  Section 5.04 of the Block Purchase Agreement is hereby amended and restated in its entirety as follows:

“Section 5.04.  Subsequently Acquired Company Shares or Company Warrants.  (a)  Prior to the Effective Time (as defined in the Transaction Agreement), if any Seller or any of its Affiliates purchases or otherwise acquires beneficial ownership of any Company Shares or Company Warrants in addition to those Company Shares and Company Warrants set forth opposite such Seller’s (or, if applicable, any of its Affiliate’s) name on Exhibit A hereto, such Company Shares or Company Warrants shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Seller as of the date hereof and Exhibit A hereto shall be adjusted accordingly to give effect to such purchase or acquisition; provided, however, that if such Company Shares or Company Warrants are purchased or otherwise acquired after the Closing, but prior to the Effective Time (as defined in the Transaction

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Agreement), the Per Share Consideration and Per Warrant Consideration shall not be paid as provided in Article 2, and instead, such Seller hereby agrees that at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Company Shares, however called, or in connection with any written consent of the holders of Company Shares, such Seller shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to such Company Shares to the fullest extent that such Company Shares are entitled to be voted at the time of any vote or action by written consent:

(i)           in favor of the approval and adoption of the Merger Agreement (as defined in the Transaction Agreement) and the Merger; and

(ii)           against any (A) Company Acquisition Proposal (as defined in the Transaction Agreement), (B) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (C) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Merger.

(b)           This Section 5.04 shall terminate and be of no further force or effect whatsoever as of the earlier of (a) the approval and adoption of the Merger Agreement (as defined in the Transaction Agreement) and the Merger in accordance with the Swiss Merger Act (as defined in the Transaction Agreement) and (b) the termination of the Transaction Agreement in accordance with its terms.”

5. Reasonable Best Efforts; Further Assurances.  Section 7.01 of the Block Purchase Agreement is amended hereby by deleting “2.01,” from the last sentence of such Section; provided that if a Merger End Date (as defined in the Transaction Agreement Amendment) occurs, this Section 5 of this Amendment shall be deemed inapplicable and of no further force and effect.

6. Conditions.

(a) Section 8.01(h) shall be disregarded and deemed inapplicable; provided that if a Merger End Date occurs prior to the Closing, to the extent reasonably necessary, Parent shall have obtained exemptive and no-action relief from the SEC permitting Purchaser to commence and consummate the Offer in compliance with the General Rules of the AMF.

(b) Clause (i) of Section 8.01(e) shall be disregarded and deemed inapplicable; provided that if a Merger End Date occurs prior to

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the Closing, this clause (b) shall be deemed inapplicable and of no further force and effect.

(c) Section 8.01(f) is hereby amended by adding the words “, unless the issuance of the Parent Shares in the Offer and the Merger would reasonably be expected to qualify for an exemption from the registration requirements of the 1933 Act” immediately prior to the period.

7. Investor Agreement.  Exhibit B to the Block Purchase Agreement is hereby amended by amending and restating the definition of “Restriction Termination Date” contained therein in its entirety as follows:

“Restriction Termination Date” means the date that is the later to occur of (i) six months after the date hereof and (ii) the earlier to occur of (A) three months after the Effective Time (as such term is defined in the Transaction Agreement) and (B) May 31, 2010; provided that if a Merger Failure Event (as defined in Amendment No. 1 to the Transaction Agreement dated as of September 28, 2009) occurs, the reference to “Effective Time” shall be deemed to refer to January 1, 2010.

8. Amendment to Exhibit A. Exhibit A to the Block Purchase Agreement is hereby amended by amending and restating the row beginning with “Trident III Professionals Fund, L.P.” contained therein in its entirety as follows:

““Trident III Professionals Fund, L.P.	217,624	194,095	97,701	CHF 907,492.08”

9. Effectiveness and Ratification. All of the provisions of this Amendment shall be effective as of the date hereof.  Except as specifically provided for in this Amendment, the terms of the Block Purchase Agreement are hereby ratified and confirmed and remain in full force and effect.

10. Counterparts.  This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

11. Governing Law; Jurisdiction.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.  Any suit, action or proceeding arising under this Amendment shall be resolved in accordance with the terms set forth in Sections 11.08 and 11.09 of the Block Purchase Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

PARTNERRE LTD.

By:	/s/ Patrick Thiele
	Name:	Patrick Thiele
	Title:	Director and Chief Executive Officer

Hellman & Friedman Capital Partners V (Cayman), L.P.
Hellman & Friedman Capital Partners V (Cayman Parallel), L.P.
Hellman & Friedman Capital Associates V (Cayman), L.P.

By:          Hellman & Friedman Investors V (Cayman), L.P., general partner of Hellman & Friedman Capital Partners V (Cayman), L.P. and Hellman & Friedman Capital Partners V (Cayman Parallel), L.P.

By:          Hellman & Friedman Investors V (Cayman), Ltd., general partner of Hellman & Friedman Capital Associates V (Cayman), L.P. and Hellman & Friedman Investors V (Cayman), L.P.

By:	/s/ David Tunnell
	Name:	David Tunnell
	Title:	Vice President

Trident III, L.P. By: Stone Point Capital LLC, as manager
By:	/s/ David Wermuth
	Name:	David Wermuth
	Title:	Principal

Trident III Professionals Fund, L.P. By: Stone Point Capital LLC, as manager
By:	/s/ David Wermuth
	Name:	David Wermuth
	Title:	Principal

Vestar Capital Partners V, L.P. By: Vestar Associates V, L.P. Its: General Partner By: Vestar Managers V Ltd. Its: General Partner

By:	/s/ Jack M. Feder
	Name:	Jack M. Feder
	Title:	Managing Director

Vestar Executives V, L.P. By: Vestar Associates V, L.P. Its: General Partner By: Vestar Managers V Ltd. Its: General Partner

By:	/s/ Jack M. Feder
	Name:	Jack M. Feder
	Title:	Managing Director

Vestar Capital Partners V-A, L.P. By: Vestar Managers V Ltd. Its: General Partner

By:	/s/ Jack M. Feder
	Name:	Jack M. Feder
	Title:	Managing Director

Vestar Holdings V, L.P. By: Vestar Managers V Ltd. Its: General Partner

By:	/s/ Jack M. Feder
	Name:	Jack M. Feder
	Title:	Managing Director

Crestview Partners (Outbound), L.P. By: Crestview Partners GP (Outbound), L.P.,its general partner By: Crestview, L.L.C., its general partner

By:	/s/ Robert Delaney
	Name:	Robert Delaney
	Title:	Partner

Crestview Partners TE (Outbound), L.P. By: Crestview Partners GP (Outbound), L.P., its general partner By: Crestview, L.L.C., its general partner

By:	/s/ Robert Delaney
	Name:	Robert Delaney
	Title:	Partner

Crestview Partners ERISA (Outbound), L.P. By: Crestview Partners GP (Outbound), L.P., its general partner By: Crestview, L.L.C., its general partner

By:	/s/ Robert Delaney
	Name:	Robert Delaney
	Title:	Partner

Crestview Partners (PF), L.P. By: Crestview Partners GP, L.P., its general partner By: Crestview, L.L.C., its general partner

By:	/s/ Robert Delaney
	Name:	Robert Delaney
	Title:	Partner

Crestview Offshore Holdings (Cayman), L.P. By: Crestview Partners GP, L.P., its general partner By: Crestview, L.L.C., its general partner

By:	/s/ Robert Delaney
	Name:	Robert Delaney
	Title:	Partner

Caisse de depot et placement du Québec
By:	/s/ Cyrille Vittecoq
	Name:	Cyrille Vittecoq
	Title:	Vice-President, Investments

By:	/s/ Francois Boudreault
	Name:	Francois Boudreault
	Title:	Manager

Allegheny New Mountain Partners (Cayman), L.P. By: New Mountain Investments II (Cayman), L.P., itsGeneral Partner By: NMI II (Cayman) GP, Ltd., its General Partner
By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Director

New Mountain Partners II (Cayman), L.P. By: New Mountain Investments II (Cayman), L.P., itsGeneral Partner By: NMI II (Cayman) GP, Ltd., its General Partner
By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Director

New Mountain Affiliated Investors II (Cayman), L.P. By: New Mountain Investments II (Cayman), L.P., itsGeneral Partner By: NMI II (Cayman) GP, Ltd., its General Partner
By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Director

PARIS RE HOLDINGS LIMITED
By:	/s/ Frank Papalia
	Name:	Frank Papalia
	Title:	General Counsel

PARTNERRE HOLDINGS II SWITZERLAND GMBH

By:	/s/ Bruno Meyenhofer
	Name:	Bruno Meyenhofer
	Title:	Director

By:	/s/ Stephan Winands
	Name:	Stephan Winands
	Title:	Director

EXHIBIT E

Form of Parent Note

PROMISSORY NOTE

CHF [___________]	___________, 20__

FOR VALUE RECEIVED, the undersigned, PartnerRe Ltd., a Bermuda exempted company (“Maker”), by this promissory note (this “Note”) promises to pay to the order of ____________ (“Lender”), at [address], the principal sum of CHF [_________], on the Maturity Date (as defined below), and to pay interest on the unpaid principal amount hereof from and including the date hereof to but not including the date of payment in full of such principal amount at the rate of 3.00% per annum (calculated on the basis of actual days elapsed in a year consisting of 365 or 366 days, as applicable).  Capitalized terms used herein without definition have the meanings given to them in the Transaction Agreement dated as of July 4, 2009 (as amended, modified or supplemented from time to time, the “Transaction Agreement”) between Maker and PARIS RE Limited, a Swiss corporation.

The principal and interest hereof shall be due and payable in full on the “Maturity Date,” which shall be the earliest of (i) one day after the Effective Time, (ii) three months after the termination of the Transaction Agreement, (iii) one day after the Share Capital Repayment is paid in full and (iv) five months after the Closing, or if such date is not a Business Day, on the first Business Day thereafter.  As used herein, “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, Paris or Zurich are authorized or required by Applicable Law to close.

Maker may prepay the principal amount plus interest due in part or in full at any time, from time to time, without premium or penalty.  All payments on this Note shall be made in Swiss Francs, being the legal currency of Switzerland, and shall be made without set-off, counterclaim, deduction, withholding on account of taxes levied or imposed under the laws of the jurisdiction in which the Maker is organized, or restrictions or conditions of whatever nature.

Maker represents, warrants and covenants that the issuance and delivery of this Note have been duly authorized and this Note is the valid and legally binding obligation of Maker, enforceable in accordance with its terms.

All notices in respect of this Note shall be given in the same manner and to the same addresses as provided for notices under the Securities Purchase Agreement dated as of July 4, 2009 (the “Securities Purchase Agreement”) among PartnerRe Ltd., PARIS RE Holdings Limited, Lender and other sellers named therein.

This Note and all rights hereunder may not be transferred or assigned at any time in whole or in part, except to any Affiliate (as such term is defined in the Securities Purchase Agreement) of Lender.

In the event (i) the Maker shall fail to make payment when due of any principal of or interest on the Note; or (ii) the Maker shall become insolvent (however such insolvency may be evidenced) or proceedings are instituted by or against the Maker under the United States Bankruptcy Code or under any bankruptcy, reorganization or insolvency law or other law for the relief of debtors and, in the case of any such proceeding instituted other than by the Maker, Maker shall admit the material allegations thereof or such proceeding shall not have been dismissed or stayed within sixty (60) days after commencement thereof, such event shall constitute an event of default under this Note and this Note shall become immediately due and payable at the option of the Lender by written notice to Maker; provided that in the event of an event of default described in clause (ii) above, the principal amount of this Note, together with accrued interest thereon, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker.

If default is made in the payment of this Note, Maker agrees to pay to the holder all costs of collection, including but not limited to court costs and reasonable attorney’s fees.  These remedies are not intended to be exclusive of any other right or remedy available hereunder or at law or in equity.

Maker hereby waives presentment and demand for payment, protest, notice of protest and non-payment, notice of dishonor or any other notice not expressly provided for herein, and agrees that Maker’s liability in respect of this Note shall not be affected by any extension in the time of payment hereof.

The Maker and each holder by acceptance of this Note agrees that this Note shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.  The Maker and each holder by acceptance of this Note agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with or relating to, this Note shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of such persons hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The Maker and each holder by acceptance of this Note agrees that process in any such suit, action or proceeding may be served on the Maker and any such holder anywhere in the world, whether within or without the jurisdiction of any such court.  THE MAKER AND EACH HOLDER BY ACCEPTANCE OF THIS NOTE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE.

PARTNERRE LTD.

By:
Name:
Title: